Exhibit 99.1

PepsiCo Reports Third Quarter 2016 Results

Reported (GAAP) Third Quarter and 2016 Year-to-date Results

	Third Quarter	Year-to-date
Net revenue change	(1.9)%	(2.7)%
Foreign exchange impact on net revenue	(3)%	(4)%
EPS	$1.37	$3.39
EPS change	282%	35%
Foreign exchange impact on EPS	(3)%	(3)%

Organic/Core1 Third Quarter and 2016 Year-to-date Results

	Third Quarter	Year-to-date
Organic revenue growth	4.2%	3.7%
Core EPS	$1.40	$3.65
Core constant currency EPS growth	7%	7%

PURCHASE, N.Y. - September 29, 2016 - PepsiCo, Inc. (NYSE: PEP) today reported results for the third quarter of 2016.

“We are pleased with our results for the third quarter and year to date. We are executing our strategy well and managing what is in our control. Our product portfolio, geographic mix and capability centers are enabling us to deliver balanced revenue and productivity,” said Chairman and CEO Indra Nooyi. “Based on our year-to-date performance and our outlook for the fourth quarter, we are raising our full-year core constant currency EPS growth objective.”

1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Core,” “Constant currency,” “Organic,” “Free Cash Flow” and “Division Operating Profit.” Please refer to “2016 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2016 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary Third Quarter 2016 Performance

Revenue					Volume

	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes		Food/Snacks	Beverages
FLNA	3	--	--	3.5	2
QFNA	(2)	--	--	(2)	(2)
NAB	3	--	--	3		2
Latin America	(23)	9	24	10	3.5	(3)
ESSA	(2)	7	--	5	3	2
AMENA	--	4	--	5	10	5
Total	(2)	3	3	4	3	2

Operating Profit and EPS

	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	6	(1)	--	5
QFNA	(5)	--	--	(5)
NAB	5	5	--	10
Latin America	n/m2	n/m2	9	(25)
ESSA	(2)	(2)	6	2
AMENA	33	(36)	2	--
Corporate Unallocated	(3)	(5)	--	(8)
Total	99	(99)	2	2

EPS	282	(278)	3	7

Note: Rows may not sum due to rounding.
2 n/m= Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 82 percent in the quarter and was positively impacted by items affecting comparability (83 points) and negatively impacted by foreign exchange translation (2 points). Core constant currency division operating profit increased by 1 percent.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Third Quarter Financial Performance:

•
Reported net revenue declined 1.9 percent. Foreign exchange translation and the Venezuela deconsolidation each had a 3-percentage-point unfavorable impact on reported net revenue. Organic revenue, which excludes the impacts of foreign exchange translation and structural changes, grew 4.2 percent.

•
Reported gross margin expanded 40 basis points and reported operating margin expanded 895 basis points. Reported operating margin expansion in the current year benefited from the 2015 Venezuela impairment charges (see page 4). Core gross margin expanded 50 basis points and core operating margin expanded 30 basis points. Reported and core operating margin expansion reflect the implementation of effective revenue management strategies and productivity gains partially offset by a 65-basis-point increase in advertising and marketing expense as a percentage of sales.

•
Reported operating profit increased 99 percent (reflecting the impact of the 2015 Venezuela impairment charges) and core constant currency operating profit increased 2 percent. The Venezuela impairment charges and the Venezuela deconsolidation (see page 4) had a net 91-percentage-point favorable impact on reported operating profit growth and the Venezuela deconsolidation had a 4-percentage-point unfavorable impact on core operating profit growth.

•
The reported effective tax rate was 23.0 percent in 2016 and 54.5 percent in 2015 (due to the 2015 Venezuela impairment charges, which had no corresponding tax benefit). The core effective tax rate was 23.3 percent in 2016 and 24.6 percent in 2015.

•
Reported EPS was $1.37, a 282 percent increase from the prior year, reflecting the impact of the 2015 Venezuela impairment charges. Foreign exchange translation negatively impacted reported EPS by 3 percentage points.

•	Core EPS was $1.40, an increase of 4 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 7 percent.

•
The 2015 Venezuela impairment charges and the Venezuela deconsolidation had a net 260-percentage-point favorable impact on reported EPS growth and the Venezuela deconsolidation had a 5-percentage-point unfavorable impact on core EPS growth.

•	Cash flow provided by operating activities was $3.7 billion.

2015 Venezuela Impairment Charges and Deconsolidation

•
Effective as of the end of the third quarter of 2015, the Company began accounting for its investments in its wholly-owned Venezuelan subsidiaries and joint venture using the cost method of accounting and deconsolidated assets and liabilities of its wholly-owned Venezuelan subsidiaries from its consolidated balance sheet.

•	Impairment charges of $1.4 billion were recognized in the third quarter of 2015 to reduce the carrying value of these investments. These charges had no corresponding tax benefit.

53rd Week and Incremental Investments

•	PepsiCo’s fiscal year ends on the last Saturday of each December, resulting in an additional week of results every five or six years. PepsiCo’s 2016 fiscal year includes 53 weeks of results.

•
As previously disclosed, the Company expects to reinvest the operating profit benefit of the 53rd week in certain productivity and growth initiatives (“incremental investments”) in 2016. The consolidated incremental investments during the third quarter totaled approximately $50 million pre-tax.

•
During the fourth quarter of 2016, the company intends to continue to make incremental investments. For the full year, the company expects such incremental investments will offset the operating profit impact of the extra week.

Discussion of Third Quarter Division Results:
In addition to the net revenue performance as set out in the tables on pages 2 and A-9, reported operating results were driven by the following:

Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation, higher advertising and marketing expenses and the impact of incremental investments.

Quaker Foods North America (QFNA)
Negatively impacted by higher advertising and marketing expenses, operating cost inflation and the impact of incremental investments, partially offset by productivity gains and lower raw material costs. The impact of ceasing the operations of our dairy joint venture benefited operating profit performance by 3 percentage points.

North America Beverages (NAB)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation, a pension-related settlement in the prior year (5 percentage points) and higher advertising and marketing expenses.

Latin America
Positively impacted by the 2015 Venezuela impairment charges and productivity gains, partially offset by operating cost inflation, the impact of the Venezuela deconsolidation (which negatively impacted operating profit growth by 34 percentage points), higher raw material costs (in local currency terms, driven by a strong U.S. dollar), higher advertising and marketing expenses, adverse foreign exchange translation, and incremental investments.

Europe Sub-Saharan Africa (ESSA)
Negatively impacted by higher raw material costs (in local currency terms, driven by a strong U.S. dollar), operating cost inflation, adverse foreign exchange translation, higher advertising and marketing expenses, and incremental investments, partially offset by productivity gains.

Asia, Middle East and North Africa (AMENA)
Positively impacted by a prior-year charge related to a transaction with Tingyi-Asahi Beverages (36 percentage points) and productivity gains. Additionally, the impacts of a prior-year impairment charge associated with a joint venture in the Middle East and contract termination charge positively contributed to operating profit growth by 10 percentage points and 4.5 percentage points, respectively. These impacts were partially offset by higher advertising and marketing expenses and operating cost inflation.

Summary Year-to-Date 2016 Performance

Revenue					Volume

	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes		Snacks	Beverages
FLNA	3	--	--	4	2
QFNA	(1)	1	--	(0.5)	--
NAB	2	--	--	2		1
Latin America	(24)	13	20	9	3	(1)
ESSA	(5)	8	--	4	2.5	3
AMENA	--	5	--	5	6	5
Total	(3)	4	3	4	2.5	2

Operating Profit and EPS

	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	8	(1)	--	8
QFNA	20	--	--	20
NAB	6	2	--	8
Latin America	n/m3	n/m3	14	(14)
ESSA	(8)	0.5	6	(2)
AMENA	(38)	38	3	3
Corporate Unallocated	(21)	15	--	(6)
Total	21	(19)	3	5

EPS	35	(31)	3	7

Note: Rows may not sum due to rounding.
3 n/m= Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 17 percent year to date and was positively impacted by items affecting comparability (15 points) and negatively impacted by foreign exchange translation (3 points). Core constant currency division operating profit increased by 4 percent.
Organic revenue, core constant currency results and division operating profit are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Year-to-Date 2016 Financial Performance:

•
Reported net revenue declined 2.7 percent. Foreign exchange translation had a 4-percentage-point unfavorable impact and the Venezuela deconsolidation had a 2.5-percentage-point unfavorable impact on the reported net revenue change. Organic revenue, which excludes the impacts of foreign exchange translation and structural changes, grew 3.7 percent.

•
Reported gross margin expanded 100 basis points and reported operating margin expanded 335 basis points. Reported operating margin expansion benefited from the 2015 Venezuela impairment charges. Core gross margin expanded 80 basis points and core operating margin expanded 85 basis points. Reported and core operating margin expansion reflect the implementation of effective revenue management strategies and productivity gains, partially offset by a 60-basis-point increase in advertising and marketing expense as a percentage of sales.

•
Reported operating profit increased 21 percent (reflecting the impact of the 2015 Venezuela impairment charges) and core constant currency operating profit increased 5 percent. The 2015 Venezuela impairment charges and the Venezuela deconsolidation had a net 20-percentage-point favorable impact on reported operating profit growth and the Venezuela deconsolidation had a 3-percentage-point unfavorable impact on core operating profit growth.

•
The reported effective tax rate was 26.2 percent in 2016 and 31.4 percent in 2015 (due to the 2015 Venezuela impairment charges, which had no corresponding tax benefit). The core effective tax rate was 24.7 percent in 2016 and 24.8 percent in 2015.

•
Reported EPS was $3.39, a 35 percent increase from the prior year, reflecting the impact of the 2015 Venezuela impairment charges. Foreign exchange translation negatively impacted reported EPS by 3 percentage points.

•	Core EPS was $3.65, an increase of 4 percent from the prior year. Excluding the impact of foreign exchange translation, core constant currency EPS increased 7 percent.

•
The 2015 Venezuela impairment charges and the Venezuela deconsolidation had a net 35-percentage-point favorable impact on reported EPS growth and the Venezuela deconsolidation had a 3-percentage-point unfavorable impact on core EPS growth.

•	Cash flow provided by operating activities was $6.6 billion.

Discussion of Year-to-Date 2016 Division Results:
In addition to the net revenue performance as set out in the tables on pages 6 and A-9, reported operating results were driven by the following:

Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower raw material costs, partially offset by certain operating cost increases and higher advertising and marketing expenses.

Quaker Foods North America (QFNA)
Positively impacted by an impairment charge in the prior year related to our dairy joint venture and ceasing of its operations (21 percentage points), productivity gains and lower raw material costs, partially offset by higher advertising and marketing expenses and operating cost inflation.

North America Beverages (NAB)
Positively impacted by productivity gains, lower raw material costs and favorable settlements of promotional spending accruals and insurance adjustments, partially offset by operating cost inflation, a pension-related settlement in the prior year (2 percentage points) and higher advertising and marketing expenses.

Latin America
Positively impacted by the 2015 Venezuela impairment charges and productivity gains, partially offset by operating cost inflation, the impact of the Venezuela deconsolidation (which negatively impacted operating profit growth by 23 percentage points), higher raw material costs (in local currency terms, driven by a strong U.S. dollar), adverse foreign exchange translation and higher adverting and marketing expenses.

Europe Sub-Saharan Africa (ESSA)
Negatively impacted by higher raw material costs (in local currency terms, driven by a strong U.S. dollar), operating cost inflation, higher advertising and marketing expenses, adverse foreign exchange translation and incremental investments, partially offset by productivity gains.

Asia, Middle East and North Africa (AMENA)
Negatively impacted by charges related to the transaction with Tingyi-Asahi Beverages (38 percentage points), operating cost inflation and higher advertising and marketing expenses, partially offset by productivity gains. Additionally, the impact of a prior-year gain from the refranchising of a portion of our beverage business in India negatively impacted operating profit performance by 4.5 percentage points. A prior-year impairment charge associated with a joint venture in the Middle East positively contributed 3 percentage points to operating profit performance.

2016 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

The Company expects:

•	Based on current foreign exchange market consensus, foreign exchange translation to negatively impact reported net revenue growth by approximately 3 percentage points;

•	The 53rd week to contribute approximately 1 percentage point to reported net revenue growth;

•	Approximately 4 percent organic revenue growth, excluding the impact of the 53rd week and structural changes, including the deconsolidation of our Venezuelan operations;

•	2016 core earnings per share of $4.78, driven by the following expectations and factors:

2015 core earnings per share	$4.57
Expected core constant currency EPS growth (excluding Venezuela deconsolidation) - previously 9%	10%
Negative impact of Venezuela deconsolidation	(2)%
Negative impact of foreign currency translation[4] - previously 4%	(3)%
Expected 2016 core earnings per share	$4.78

In addition, the Company continues to expect:

•	Low-single-digit raw material inflation including the impact of transaction-related foreign exchange, and low-single-digit deflation excluding the impact of transaction-related foreign exchange;

•	The benefit of the 53rd week will be reinvested in certain productivity and growth initiatives in 2016;

•	Productivity savings of approximately $1 billion;

•	Lower corporate unallocated expense, driven primarily by lower pension expense;

•	Higher net interest expense driven by higher debt balances;

•	A core effective tax rate approximately even with the 2015 full-year core effective tax rate;

•	Over $10 billion in cash flow from operating activities and more than $7 billion in free cash flow (excluding certain items);

4 Based on current foreign exchange market consensus rates.

•	Net capital spending of approximately $3 billion; and

•	To return a total of approximately $7 billion to shareholders through dividends of approximately $4 billion and share repurchases of approximately $3 billion.

Conference Call:
At 8 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss third quarter 2016 results and the outlook for 2016. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Jay Cooney
	Senior Vice President, Investor Relations	Vice President, Communications
	914-253-3035	914-253-2777
	jamie.caulfield@pepsico.com	jay.cooney@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/3/2016	9/5/2015	Change	9/3/2016	9/5/2015	Change
Net Revenue	$16,027	$16,331	(2)%	$43,284	$44,471	(3)%
Cost of sales (a)	7,284	7,490	(3)%	19,265	20,244	(5)%
Gross profit (a)	8,743	8,841	(1)%	24,019	24,227	(1)%
Selling, general and administrative expenses (a)	5,904	6,048	(2)%	16,566	16,702	(1)%
Venezuela impairment charges	—	1,359	n/m	—	1,359	n/m
Amortization of intangible assets	18	18	2%	49	53	(6)%
Operating Profit	2,821	1,416	99%	7,404	6,113	21%
Interest expense	(247)	(225)	10%	(748)	(653)	15%
Interest income and other	30	2	n/m	66	31	110%
Income before income taxes	2,604	1,193	118%	6,722	5,491	22%
Provision for income taxes	600	650	(8)%	1,760	1,723	2%
Net income	2,004	543	269%	4,962	3,768	32%
Less: Net income attributable to noncontrolling interests	12	10	15%	34	34	(1)%
Net Income Attributable to PepsiCo	$1,992	$533	274%	$4,928	$3,734	32%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.37	$0.36	282%	$3.39	$2.50	35%
Weighted-average common shares outstanding	1,452	1,483		1,456	1,492

Cash dividends declared per common share	$0.7525	$0.7025		$2.2075	$2.06
n/m – Not meaningful

(a)
Reclassifications were made to prior years’ amounts to conform to the current year presentation, including the presentation of certain functional support costs associated with the manufacturing and production of our products within cost of sales. These costs were previously included in selling, general and administrative expenses. These reclassifications resulted in an increase in cost of sales of $347 million and $354 million for the full years 2015 and 2014, respectively, with corresponding reductions to gross profit and selling, general and administrative expenses in the same periods. The quarterly impact of these reclassifications increased cost of sales by $61 million, $84 million, $95 million and $107 million for the quarters ended March 21, 2015, June 13, 2015, September 5, 2015 and December 26, 2015, respectively, with corresponding reductions to gross profit and selling, general and administrative expenses in the same periods. These reclassifications reflect changes in how we are classifying costs of certain support functions as a result of ongoing productivity and efficiency initiatives. These reclassifications had no impact on our consolidated net revenue, operating profit, net interest expense, provision for income taxes, net income or earnings per share.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/3/2016	9/5/2015	Change	9/3/2016	9/5/2015	Change
Net Revenue
Frito-Lay North America	$3,676	$3,555	3%	$10,658	$10,326	3%
Quaker Foods North America	571	583	(2)%	1,749	1,768	(1)%
North America Beverages	5,518	5,360	3%	15,024	14,771	2%
Latin America	1,762	2,283	(23)%	4,521	5,921	(24)%
Europe Sub-Saharan Africa	2,864	2,918	(2)%	6,883	7,227	(5)%
Asia, Middle East and North Africa	1,636	1,632	—%	4,449	4,458	—%
Total Net Revenue	$16,027	$16,331	(2)%	$43,284	$44,471	(3)%

Operating Profit/(Loss)
Frito-Lay North America	$1,148	$1,085	6%	$3,249	$3,012	8%
Quaker Foods North America	144	150	(5)%	456	381	20%
North America Beverages	904	860	5%	2,270	2,146	6%
Latin America	247	(994)	n/m	664	(420)	n/m
Europe Sub-Saharan Africa	388	398	(2)%	792	860	(8)%
Asia, Middle East and North Africa	264	199	33%	499	802	(38)%
Corporate Unallocated
Commodity mark-to-market net impact	(39)	(28)		107	10
Other	(235)	(254)		(633)	(678)
	(274)	(282)	(3)%	(526)	(668)	(21)%
Total Operating Profit	$2,821	$1,416	99%	$7,404	$6,113	21%
n/m – Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions, unaudited)

	36 Weeks Ended
	9/3/2016	9/5/2015

Operating Activities
Net income	$4,962	$3,768
Depreciation and amortization	1,611	1,644
Share-based compensation expense	190	208
Restructuring and impairment charges	106	113
Cash payments for restructuring charges	(90)	(149)
Charges related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	373	73
Venezuela impairment charges	—	1,359
Excess tax benefits from share-based payment arrangements	(115)	(85)
Pension and retiree medical plan expenses	191	326
Pension and retiree medical plan contributions	(182)	(165)
Deferred income taxes and other tax charges and credits	285	186
Change in assets and liabilities:
Accounts and notes receivable	(1,301)	(1,553)
Inventories	(381)	(574)
Prepaid expenses and other current assets	(141)	(157)
Accounts payable and other current liabilities	523	1,014
Income taxes payable	813	1,002
Other, net	(249)	(235)
Net Cash Provided by Operating Activities	6,595	6,775

Investing Activities
Capital spending	(1,566)	(1,463)
Sales of property, plant and equipment	59	63
Acquisitions and investments in noncontrolled affiliates	(16)	(24)
Reduction of cash due to Venezuela deconsolidation	—	(568)
Divestitures	76	75
Short-term investments, net	(1,593)	614
Other investing, net	9	(3)
Net Cash Used for Investing Activities	(3,031)	(1,306)

Financing Activities
Proceeds from issuances of long-term debt	3,355	5,719
Payments of long-term debt	(3,085)	(4,066)
Short-term borrowings, net	2,069	1,413
Cash dividends paid	(3,144)	(3,008)
Share repurchases - common	(2,079)	(3,199)
Share repurchases - preferred	(3)	(3)
Proceeds from exercises of stock options	415	327
Excess tax benefits from share-based payment arrangements	115	85
Other financing	(29)	(26)
Net Cash Used for Financing Activities	(2,386)	(2,758)
Effect of exchange rate changes on cash and cash equivalents	(18)	(147)
Net Increase in Cash and Cash Equivalents	1,160	2,564
Cash and Cash Equivalents, Beginning of Year	9,096	6,134
Cash and Cash Equivalents, End of Period	$10,256	$8,698

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	9/3/2016	12/26/2015
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$10,256	$9,096
Short-term investments	4,524	2,913
Accounts and notes receivable, net	7,745	6,437
Inventories:
Raw materials	1,438	1,312
Work-in-process	228	161
Finished goods	1,454	1,247
	3,120	2,720
Prepaid expenses and other current assets	1,454	1,865
Total Current Assets	27,099	23,031
Property, Plant and Equipment, net	16,305	16,317
Amortizable Intangible Assets, net	1,257	1,270
Goodwill	14,394	14,177
Other nonamortizable intangible assets	12,024	11,811
Nonamortizable Intangible Assets	26,418	25,988
Investments in Noncontrolled Affiliates	1,975	2,311
Other Assets	843	750
Total Assets	$73,897	$69,667

LIABILITIES AND EQUITY
Current Liabilities
Short-term obligations	$6,284	$4,071
Accounts payable and other current liabilities	14,305	13,507
Total Current Liabilities	20,589	17,578
Long-Term Debt Obligations	29,322	29,213
Other Liabilities	6,088	5,887
Deferred Income Taxes	5,180	4,959
Total Liabilities	61,179	57,637

Commitments and contingencies

Preferred Stock, no par value	41	41
Repurchased Preferred Stock	(189)	(186)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,436 and 1,448 shares, respectively)	24	24
Capital in excess of par value	4,001	4,076
Retained earnings	52,200	50,472
Accumulated other comprehensive loss	(12,829)	(13,319)
Repurchased common stock, in excess of par value (430 and 418 shares, respectively)	(30,646)	(29,185)
Total PepsiCo Common Shareholders’ Equity	12,750	12,068
Noncontrolling interests	116	107
Total Equity	12,718	12,030
Total Liabilities and Equity	$73,897	$69,667

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/3/2016	9/5/2015	9/3/2016	9/5/2015
Beginning net shares outstanding	1,441	1,472	1,448	1,488
Options exercised, Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) converted	2	1	9	8
Shares repurchased	(7)	(11)	(21)	(34)
Ending net shares outstanding	1,436	1,462	1,436	1,462

Weighted average basic	1,438	1,467	1,443	1,475
Dilutive securities:
Options	7	9	7	9
RSUs, PSUs, PEPunits and Other	6	6	5	7
ESOP convertible preferred stock	1	1	1	1
Weighted average diluted	1,452	1,483	1,456	1,492

Average share price for the period	$107.09	$95.75	$102.85	$96.13
Growth versus prior year	12%	6%	7%	12%

Options outstanding	26	35	28	36
Options in the money	26	33	27	34
Dilutive shares from options	7	9	7	9
Dilutive shares from options as a % of options in the money	28%	26%	27%	27%

Average exercise price of options in the money	$69.62	$64.81	$68.09	$64.64

RSUs, PSUs, PEPunits and Other outstanding	9	11	9	12
Dilutive shares from RSUs, PSUs, PEPunits and Other	6	6	5	7

Weighted-average grant-date fair value of RSUs and PSUs outstanding(a)	$91.47	$83.30	$91.42	$82.05
Weighted-average grant-date fair value of PEPunits outstanding(a)	$59.86	$62.77	$59.90	$62.95

(a)	Weighted-average intrinsic value at grant date.

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs; asset impairments (non-cash); amounts related to the resolution of tax positions; pension and retiree medical related items; and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
PepsiCo uses the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All merger and acquisition activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the 12 and 36 weeks ended September 3, 2016, we recognized $39 million of mark-to-market net losses and $107 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the 12 and 36 weeks ended September 5, 2015, we recognized $28 million of mark-to-market net losses and $10 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the year ended December 26, 2015, we recognized $11 million of mark-to-market net gains on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, metals and energy. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 and 36 weeks ended September 3, 2016, we incurred restructuring charges of $27 million and $106 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan).

In the 12 and 36 weeks ended September 5, 2015, we incurred restructuring charges of $43 million and $94 million, respectively, in conjunction with our 2014 Productivity Plan. In the year ended December 26, 2015, we incurred restructuring charges of $169 million in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. The 2014 Productivity Plan is in addition to the productivity plan we began implementing in 2012 and is expected to continue the benefits of that plan.
2012 Multi-Year Productivity Plan
In the 12 and 36 weeks ended September 5, 2015, we incurred restructuring charges of $9 million and $19 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2012 (2012 Productivity Plan). In the year ended December 26, 2015, we incurred restructuring charges of $61 million in conjunction with our 2012 Productivity Plan. The 2012 Productivity Plan included actions in every aspect of our business that we believed would strengthen our complementary food, snack and beverage businesses by: leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management. The 2012 Productivity Plan has enhanced PepsiCo’s cost-competitiveness and provided a source of funding for future brand-building and innovation initiatives.
Charges related to the transaction with Tingyi
In the 36 weeks ended September 3, 2016, we recorded a pre- and after-tax impairment charge of $373 million to reduce the value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. (TAB) to its estimated fair value.
In the 12 and 36 weeks ended September 5, 2015 and the year ended December 26, 2015, we recorded a charge of $73 million related to a write-off of the recorded value of a call option to increase our holding in TAB to 20%.
Pension-related settlements
In the 12 and 36 weeks ended September 5, 2015, we recorded a gain of $37 million associated with the settlement of a pension-related liability from a previous acquisition. In the year ended December 26, 2015, we recorded pension-related settlement benefits of $67 million associated with the settlement of pension-related liabilities from previous acquisitions.
Venezuela impairment charges
In the 12 and 36 weeks ended September 5, 2015 and the year ended December 26, 2015, we recorded pre- and after-tax charges of $1.4 billion related to the impairment of investments in our wholly-owned Venezuelan subsidiaries and beverage joint venture.
Venezuela deconsolidation
Conditions in Venezuela, including restrictive exchange control regulations and lack of access to U.S. dollars through official currency exchange markets, have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and the U.S. dollar. The exchange restrictions and other conditions have significantly impacted our ability to effectively manage our businesses in Venezuela, including limiting our ability to import certain raw materials and to settle U.S. dollar-denominated obligations, and have restricted our ability to realize the earnings generated out of our Venezuelan businesses. We expect these conditions will continue for the foreseeable future.
As a result of these factors, we concluded that, effective as of the end of the third quarter of 2015, we did not meet the accounting criteria for control over our wholly-owned Venezuelan subsidiaries and we no longer had significant influence over our beverage joint venture with our franchise bottler in Venezuela. Therefore, effective at the end of the third quarter of 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investments in our Venezuelan subsidiaries and joint venture using the cost method of accounting. We reduced the value of the cost method investments to their estimated fair values, resulting in a full impairment. The factors that led to our conclusions at the end of the third quarter of 2015 continued to exist through the end of the third quarter of 2016.
Beginning with the fourth quarter of 2015, our financial results have not included the results of our Venezuelan businesses. We do not have any guarantees related to our Venezuelan entities, and our ongoing contractual commitments to our Venezuelan businesses are not material. We will recognize income from dividends and sales of inventory to our Venezuelan entities, which have not been and are not expected to be material, to the extent cash in U.S. dollars is received. We did not receive any cash in U.S. dollars from our Venezuelan entities during 2016. We will continue to monitor the conditions in Venezuela and their impact on our accounting and disclosures.

Tax benefit
In the year ended December 26, 2015, we recognized a non-cash tax benefit of $230 million associated with our agreement with the IRS resolving substantially all open matters related to the audits for taxable years 2010 through 2011, which reduced our reserve for uncertain tax positions for the tax years 2010 through 2011.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding: (1) payments related to restructuring charges, (2) discretionary pension and retiree medical contributions, and (3) the tax impacts associated with each of these items, as applicable. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See above for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with GAAP (operating cash flow).
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Organic: A measure that adjusts for impacts of foreign exchange translation as well as the impact from acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, for the comparable period. The Venezuela deconsolidation impact excludes the results of our Venezuelan businesses for 2015. This measure will also exclude the impact of the 53rd reporting week in 2016. We believe organic revenue provides useful information in evaluating the results of our business because it excludes items that we believe are not indicative of ongoing performance or that we believe impact comparability with the prior year.
Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2016 guidance
Our 2016 core tax rate guidance and our 2016 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2016 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, and foreign exchange translation. Our 2016 organic revenue growth guidance also excludes the impact of a 53rd reporting week in 2016. Our 2016 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are not able to reconcile our full year projected 2016 core tax rate to our full year projected 2016 reported tax rate and our full year projected 2016 core constant currency EPS growth to our full year projected 2016 reported EPS growth because we are unable to predict the 2016 impact of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to reconcile our full year projected 2016 organic revenue growth to our full year projected 2016 reported net revenue growth because we are unable to predict the 2016 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 and 36 Weeks Ended September 3, 2016
(unaudited)

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions, divestitures and other structural changes	Foreign exchange translation	Venezuela deconsolidation (b)	12 Weeks Ended 9/3/2016	12 Weeks Ended 9/3/2016
Frito-Lay North America	2	1	—	—	—	3	3.5
Quaker Foods North America	(2)	—	—	—	—	(2)	(2)
North America Beverages	2	1	—	—	—	3	3
Latin America	3	7	(0.5)	(9)	(24)	(23)	10
Europe Sub-Saharan Africa	2	3	—	(7)	—	(2)	5
Asia, Middle East and North Africa	6	(2)	—	(4)	—	—	5
Total PepsiCo	2	2	—	(3)	(3)	(2)	4

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions, divestitures and other structural changes	Foreign exchange translation	Venezuela deconsolidation (b)	36 Weeks Ended 9/3/2016	36 Weeks Ended 9/3/2016
Frito-Lay North America	2	2	—	—	—	3	4
Quaker Foods North America	—	—	—	(1)	—	(1)	(0.5)
North America Beverages	1	1	—	—	—	2	2
Latin America	2.5	7	(0.5)	(13)	(20)	(24)	9
Europe Sub-Saharan Africa	2	2	—	(8)	—	(5)	4
Asia, Middle East and North Africa	6	(1.5)	—	(5)	—	—	5
Total PepsiCo	2	2	—	(4)	(2.5)	(3)	4

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, from reported growth.

(b)	Represents the impact of the exclusion of the 2015 results of our Venezuelan businesses which were deconsolidated effective as of the end of the third quarter of 2015.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 and 36 Weeks Ended September 3, 2016
(unaudited)

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 9/3/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charges related to the transaction with Tingyi	12 Weeks Ended 9/3/2016	Foreign exchange translation	12 Weeks Ended 9/3/2016
Frito-Lay North America	6	—	(1)	—	—	—	5	—	5
Quaker Foods North America	(5)	—	—	—	—	—	(5)	—	(5)
North America Beverages	5	—	—	5	—	—	10	—	10
Latin America	n/m	—	n/m	—	n/m	—	(34)	9	(25)
Europe Sub-Saharan Africa	(2)	—	(2)	—	—	—	(4)	6	2
Asia, Middle East and North Africa	33	—	—	—	—	(36)	(3)	2	—
Impact of Corporate Unallocated	17	1	—	—	(16)	(1)	1	—	1
Total Operating Profit	99	1	(2)	3	(96)	(5)	—	2	2
Net Income Attributable to PepsiCo	274						2	3	4
Net Income Attributable to PepsiCo per common share - diluted	282						4	3	7

	GAAP Measure						Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability					Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	36 Weeks Ended 9/3/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charges related to the transaction with Tingyi	36 Weeks Ended 9/3/2016	Foreign exchange translation	36 Weeks Ended 9/3/2016
Frito-Lay North America	8	—	(1)	—	—	—	7	—	8
Quaker Foods North America	20	—	—	—	—	—	19	—	20
North America Beverages	6	—	—	2	—	—	8	—	8
Latin America	n/m	—	n/m	—	n/m	—	(28)	14	(14)
Europe Sub-Saharan Africa	(8)	—	0.5	—	—	—	(7)	6	(2)
Asia, Middle East and North Africa	(38)	—	—	—	—	37	—	3	3
Impact of Corporate Unallocated	4	(2)	—	—	(2)	0.5	1	—	1
Total Operating Profit	21	(2)	—	1	(23)	5	2	3	5
Net Income Attributable to PepsiCo	32						2	3	5
Net Income Attributable to PepsiCo per common share - diluted	35						4	3	7

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 12 and 36 weeks ended September 3, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 and 36 weeks ended September 5, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-7 for a discussion of these plans.

Note – Certain amounts above may not sum due to rounding.
n/m – Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended September 3, 2016 and September 5, 2015
(in millions except per share amounts, unaudited)

	12 Weeks Ended 9/3/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes (a)	Noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$7,284	$8,743	$5,904	$2,821	$600	$12	$1,992	$1.37	23.0%
Items Affecting Comparability
Commodity mark-to-market net impact	(33)	33	(6)	39	15	—	24	0.02	0.2
Restructuring and impairment charges (c)	—	—	(27)	27	7	—	20	0.01	—
Core, Non-GAAP Measure (d)	$7,251	$8,776	$5,871	$2,887	$622	$12	$2,036	$1.40	23.3%

	12 Weeks Ended 9/5/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Venezuela impairment charges	Operating profit	Provision for income taxes (a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$7,490	$8,841	$6,048	$1,359	$1,416	$650	$533	$0.36	54.5%
Items Affecting Comparability
Commodity mark-to-market net impact	(19)	19	(9)	—	28	10	18	0.01	0.2
Restructuring and impairment charges (c)	—	—	(52)	—	52	11	41	0.03	(0.1)
Pension-related settlement	—	—	37	—	(37)	(14)	(23)	(0.02)	(0.4)
Venezuela impairment charges	—	—	—	(1,359)	1,359	—	1,359	0.92	(28.0)
Charge related to the transaction with Tingyi	—	—	(73)	—	73	—	73	0.05	(1.5)
Core, Non-GAAP Measure (d)	$7,471	$8,860	$5,951	$—	$2,891	$657	$2,001	$1.35	24.6%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)
Restructuring and impairment charges for the 12 weeks ended September 3, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 weeks ended September 5, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-7 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
36 Weeks Ended September 3, 2016 and September 5, 2015
(in millions except per share amounts, unaudited)

	36 Weeks Ended 9/3/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes (a)	Noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$19,265	$24,019	$16,566	$7,404	$1,760	$34	$4,928	$3.39	26.2%
Items Affecting Comparability
Commodity mark-to-market net impact	48	(48)	59	(107)	(37)	—	(70)	(0.05)	(0.2)
Restructuring and impairment charges (c)	—	—	(106)	106	27	3	76	0.05	—
Charge related to the transaction with Tingyi	—	—	(373)	373	—	—	373	0.26	(1.4)
Core, Non-GAAP Measure (d)	$19,313	$23,971	$16,146	$7,776	$1,750	$37	$5,307	$3.65	24.7%

	36 Weeks Ended 9/5/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Venezuela impairment charges	Operating profit	Provision for income taxes (a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$20,244	$24,227	$16,702	$1,359	$6,113	$1,723	$3,734	$2.50	31.4%
Items Affecting Comparability
Commodity mark-to-market net impact	(35)	35	45	—	(10)	(2)	(8)	—	—
Restructuring and impairment charges (c)	—	—	(113)	—	113	24	89	0.06	—
Pension-related settlement	—	—	37	—	(37)	(14)	(23)	(0.02)	(0.1)
Venezuela impairment charges	—	—	—	(1,359)	1,359	—	1,359	0.91	(6.1)
Charge related to the transaction with Tingyi	—	—	(73)	—	73	—	73	0.05	(0.3)
Core, Non-GAAP Measure (d)	$20,209	$24,262	$16,598	$—	$7,611	$1,731	$5,224	$3.50	24.8%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)
Restructuring and impairment charges for the 36 weeks ended September 3, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 36 weeks ended September 5, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-7 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit/(Loss) by Division
12 Weeks Ended September 3, 2016 and September 5, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core (a)
Operating Profit	12 Weeks Ended 9/3/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	12 Weeks Ended 9/3/2016
Frito-Lay North America	$1,148	$—	$2	$1,150
Quaker Foods North America	144	—	—	144
North America Beverages	904	—	6	910
Latin America	247	—	—	247
Europe Sub-Saharan Africa	388	—	11	399
Asia, Middle East and North Africa	264	—	4	268
Division Operating Profit	3,095	—	23	3,118
Corporate Unallocated	(274)	39	4	(231)
Total Operating Profit	$2,821	$39	$27	$2,887

	GAAP Measure	Items Affecting Comparability					Non-GAAP Measure
	Reported						Core (a)
Operating Profit/(Loss)	12 Weeks Ended 9/5/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	12 Weeks Ended 9/5/2015
Frito-Lay North America	$1,085	$—	$12	$—	$—	$—	$1,097
Quaker Foods North America	150	—	1	—	—	—	151
North America Beverages	860	—	4	(37)	—	—	827
Latin America	(994)	—	10	—	1,359	—	375
Europe Sub-Saharan Africa	398	—	18	—	—	—	416
Asia, Middle East and North Africa	199	—	3	—	—	73	275
Division Operating Profit	1,698	—	48	(37)	1,359	73	3,141
Corporate Unallocated	(282)	28	4	—	—	—	(250)
Total Operating Profit	$1,416	$28	$52	$(37)	$1,359	$73	$2,891

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 12 weeks ended September 3, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 12 weeks ended September 5, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-7 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit/(Loss) by Division
36 Weeks Ended September 3, 2016 and September 5, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core (a)
Operating Profit	36 Weeks Ended 9/3/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Charge related to the transaction with Tingyi	36 Weeks Ended 9/3/2016
Frito-Lay North America	$3,249	$—	$1	$—	$3,250
Quaker Foods North America	456	—	1	—	457
North America Beverages	2,270	—	19	—	2,289
Latin America	664	—	28	—	692
Europe Sub-Saharan Africa	792	—	38	—	830
Asia, Middle East and North Africa	499	—	11	373	883
Division Operating Profit	7,930	—	98	373	8,401
Corporate Unallocated	(526)	(107)	8	—	(625)
Total Operating Profit	$7,404	$(107)	$106	$373	$7,776

	GAAP Measure	Items Affecting Comparability					Non-GAAP Measure
	Reported						Core (a)
Operating Profit/(Loss)	36 Weeks Ended 9/5/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement	Venezuela impairment charges	Charge related to the transaction with Tingyi	36 Weeks Ended 9/5/2015
Frito-Lay North America	$3,012	$—	$20	$—	$—	$—	$3,032
Quaker Foods North America	381	—	2	—	—	—	383
North America Beverages	2,146	—	19	(37)	—	—	2,128
Latin America	(420)	—	16	—	1,359	—	955
Europe Sub-Saharan Africa	860	—	37	—	—	—	897
Asia, Middle East and North Africa	802	—	8	—	—	73	883
Division Operating Profit	6,781	—	102	(37)	1,359	73	8,278
Corporate Unallocated	(668)	(10)	11	—	—	—	(667)
Total Operating Profit	$6,113	$(10)	$113	$(37)	$1,359	$73	$7,611

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the 36 weeks ended September 3, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the 36 weeks ended September 5, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-7 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Division Operating Profit Growth Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/3/2016	9/3/2016
Reported Operating Profit Growth	99%	21%
Impact of Corporate Unallocated	(17)	(4)
Division Operating Profit Growth	82	17
Restructuring and Impairment Charges	(1)	—
Pension-Related Settlement	2	1
Charges Related to the Transaction with Tingyi	(4)	4.5
Venezuela Impairment Charges	(79)	(20)
Core Division Operating Profit Growth	(1)	1.5
Foreign Exchange Translation	2	3
Core Division Constant Currency Operating Profit Growth	1%	4%

Gross Margin Growth Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/3/2016		9/3/2016
Reported Gross Margin Growth	41	bps	101	bps
Commodity Mark-to-Market Net Impact	9		(19)
Core Gross Margin Growth	50	bps	82	bps
Operating Margin Growth Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/3/2016		9/3/2016
Reported Operating Margin Growth	893	bps	336	bps
Commodity Mark-to-Market Net Impact	7		(22)
Restructuring and Impairment Charges	(15)		(1)
Pension-Related Settlement	23		8
Charges Related to the Transaction with Tingyi	(45)		70
Venezuela Impairment Charges	(832)		(305)
Core Operating Margin Growth	31	bps	85	bps

Impact of Venezuela Impairment Charges and Deconsolidation on Operating Profit Growth Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/3/2016	9/3/2016
Impact of Venezuela Impairment Charges and Deconsolidation on Reported Operating Profit Growth	91%	20%
Impact of Venezuela Impairment Charges on Reported Operating Profit Growth	(96)	(23)
Impact of Venezuela Deconsolidation on Core Operating Profit Growth	(4)%	(3)%
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Impact of Venezuela Impairment Charges and Deconsolidation on EPS Growth Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/3/2016	9/3/2016
Impact of Venezuela Impairment Charges and Deconsolidation on Reported Diluted EPS Growth	260%	35%
Impact of Venezuela Impairment Charges on Reported Diluted EPS Growth	(265)	(38)
Impact of Venezuela Deconsolidation on Core Diluted EPS Growth	(5)%	(3)%

Fiscal 2015 Diluted EPS Reconciliation

Year Ended
12/26/2015
Reported Diluted EPS	$3.67
Commodity Mark-to-Market Net Impact	—
Restructuring and Impairment Charges	0.12
Pension-Related Settlements	(0.03)
Charge Related to the Transaction with Tingyi	0.05
Venezuela Impairment Charges	0.91
Tax Benefit	(0.15)
Core Diluted EPS	$4.57

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2016 Guidance
Net Cash Provided by Operating Activities	$	~	10
Net Capital Spending		~	3
Free Cash Flow		~	7
Discretionary Pension Contributions		~	—
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Free Cash Flow Excluding Certain Items	$	~	7
Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2016 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences, increased taxes on our products or otherwise; changes in, or failure to comply with, applicable laws and regulations; imposition by any jurisdiction (within or outside the U.S.) of new or increased taxes or other measures that impact our products and the timing thereof; imposition of new or increased taxes, disagreements with tax authorities or additional tax liabilities; PepsiCo’s ability to compete effectively; PepsiCo’s ability to grow its business in developing and emerging markets or unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; unfavorable economic conditions in the countries in which PepsiCo operates; increased costs, disruption of supply or shortages of raw materials and other supplies; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; the ability to protect information systems against, or effectively respond to, cyber attacks or other cyber incidents or other disruption; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; potential impacts of climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s common stock and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.